Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES SECOND QUARTER RESULTS

(ORLANDO, Fla.) August 15, 2011 – CNL Lifestyle Properties, Inc., a non-traded real estate investment trust (the “Company”), today announced its operating results for the second quarter ended June 30, 2011. The Company owns a portfolio of 155 lifestyle properties, 90 of which are wholly-owned and run by operators under long-term triple-net leases with a weighted average lease rate of 8.7 percent, 22 of which are managed by independent operators, and 43 of which are owned through joint venture arrangements. Of its joint venture investments, 14 are leased and 29 are managed by independent operators. Diversification by asset class is 23 percent ski, 20 percent golf, 17 percent senior living, 15 percent attractions, 6 percent marinas and 19 percent additional lifestyle properties, including lodging.

Financial Highlights

Total revenue was up 49 percent totaling $106.5 million and up 22 percent totaling $189.7 million for the three and six months ended June 30, 2011 as compared to $71.5 million and $155.1 million for the comparable periods in 2010. Total operating expenses were up 62 percent totaling $107.7 million and up 46 percent totaling $196.1 million for the three and six months ended June 30, 2011 as compared to $66.3 million and $134.8 million for the comparable periods in 2010. Net loss was $15.7 million and $36.4 million for the three and six months ended June 30, 2011 as compared to net loss of $4.5 million and net income of $2.3 million for the comparable periods in 2010. FFO and MFFO per share totaled $0.12 and $0.13 for the six months ended June 30, 2011 as compared to $0.28 and $0.25 per share for the six months ended June 30, 2010.

The increase in revenue is primarily attributable to attractions that were converted from leased properties to managed properties where we now record property-level gross revenues rather than the straight line rents as was the case in 2010. We also record all the property-level operating expenses for our managed properties, which contributed principally to the net loss for the quarter and six months as our attractions properties are operated seasonally and only began their peak operating season in June. Other factors contributing to the Company’s decrease in earnings, FFO and MFFO were additional costs from borrowings, the majority of which has not yet been invested, and initial transactions costs related to acquisitions.

As was anticipated, beginning in January of 2011 we began to experience the significant effects of seasonality on our operating results due to the transition of the 17 attractions properties from leased structures to managed structures during the middle of their seasonally slow period when our largest parks were closed for the winter. This continued into the second quarter until June when the larger properties began their first full month of significant operations. Accordingly, our unaudited condensed consolidated results of operations, including our FFO and MFFO, for the three and six months ended June 30, 2011 and 2010 are not directly comparable. The reduction in FFO of $0.16 per share from $0.28 per share to $0.12 per share from the first six months of 2010 compared to the first six months of 2011 was primarily a result of this transition, as $20 million in rental revenue recorded during the first six months of 2010 was replaced with off-season net operating losses of approximately $8 million, representing a total negative fluctuation of $28 million, or $0.09 per share. In June 2011, when our larger attractions properties experienced their first full month of operations, these properties produced net operating income of $12.4 million and historically July through September will bring in the majority of the remaining income from these properties for the year.

Total assets as of June 30, 2011 exceeded $2.9 billion. The following table presents selected comparable financial data through June 30, 2011 (in millions except ratios and per share data):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$106.5	$71.5	$189.7	$155.1
Total expenses	$107.7	$66.3	$196.1	$134.8
Net income (loss)	(15.7)	(4.5)	(36.4)	2.3
FFO	19.7	30.3	35.1	71.1
FFO per share	$0.01	$0.1	$0.12	$0.3
MFFO	17.0	26.7	39.7	64.5
MFFO per share	$0.1	$0.1	$0.13	$0.3
Adjusted EBITDA	28.9	33.4	53.2	76.5
Cash flow from operating activities			51.6	54.1

As of June 30, 2011:
Total assets	$2,940.4
Total debt	833.0
Leverage ratio	28.3%

CNL Lifestyle Properties Announces Second Quarter Results

See detailed financial information and full reconciliation of non-GAAP measures below.

“I am very encouraged by the gains that CNL Lifestyle Properties made as we ended the second quarter, particularly in June, which we believe will continue into the third quarter as our attractions hit their peak operating season,” said Joe Johnson, senior vice president and chief financial officer of CNL Lifestyle Properties.

Portfolio Performance

Overall property-level revenues and EBITDA increased by 8.2 percent and 8.4 percent for the three months ended June 30, 2011 versus 2010 and increased 6.2 percent and 4.5 percent, respectively, for the six-month period. Additionally, the EBITDA rent coverage for our 90 wholly owned leased properties by asset class calculated on a trailing 12-month basis as of June 30, 2011 was 1.34x. The following table summarizes property performance for the second quarter by quarter (in millions except coverage ratio):

	Quarter Ended June 30,						TTM Rent Coverage*
	2011		2010		Increase/(Decrease)
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Ski and mountain lifestyle	$36.8	$(9.6)	$33.2	$(10.1)	10.8%	5.3%	1.56
Golf	47.9	10.7	48.8	11.9	-2.0%	-9.6%	0.97
Attractions	57.3	11.7	53.1	11.5	8.0%	1.7%	1.08
Senior Living	38.7	11.9	34.5	10.8	12.1%	9.4%	NA
Marinas	8.9	3.3	9.0	3.3	-1.1%	-0.5%	1.26
Additional lifestyle properties	41.6	9.4	35.0	7.1	18.9%	32.6%	1.26

Total	$231.2	$37.4	$213.6	$34.5	8.2%	8.4%	1.34

*	As of June 30, 2011 on trailing 12-month basis for properties subject to lease calculated as property level EBITDA before recurring capital expenditures divided by rent.

CNL Lifestyle Properties Announces Second Quarter Results

Gains in property-level performance are attributable to general improvements in consumer confidence, favorable weather conditions and aggressive marketing and promotional strategies from our attractions operators.

“Due to early season weather our attractions portfolio has been off to a good start,” said Curt Caffey, senior vice president, asset management for CNL Financial Group. “One of the core principles of our investment thesis is that people are willing to spend money on entertainment and creating lifelong memories. Our attractions are a key piece of this thesis, and we are certainly seeing that idea bear out as families continue to visit our properties.”

The largest gain came in additional lifestyle properties sector due to a strong ski season at the Mt. Washington Resort and aggressive marketing by the manager of that property, Omni Hotels & Resorts. Our golf properties continue to be challenged, in line with the entire golf industry, due to the weak economy.

Capital Transactions

The beginning of the second quarter was marked with a significant infusion of cash with approximately $387 million in net proceeds from our issuance of unsecured senior notes and an additional $40 million in proceeds raised through our public offering of common stock, which was completed on April 9, 2011.

“We have a significant amount of cash on hand and continue to look for new investment opportunities for our shareholders that fit our thesis of investing in a wide variety of properties that meet our demographically driven focus,” said Byron Carlock, CEO and president of CNL Lifestyle Properties.

Acquisitions

On August 2, 2011 we invested $19 million in a new joint venture with Sunrise Senior Living, Inc. for a 70 percent interest in six senior living properties valued at approximately $131 million and debt of approximately $104.5 million. This is the Company’s second venture with Sunrise, which will continue to manage the properties along with the 29 senior living properties acquired in a joint venture with Sunrise earlier this year.

Distributions

For the six months ended June 30, 2011, CNL Lifestyle Properties declared and paid distributions of approximately $92.5 million. The board of directors declared distributions of $0.0521 per share to stockholders of record at the close of business on July 1, 2011 and August 1, 2011. On an annualized basis, this distribution represents an annual percentage rate of 6.25 percent. These distributions are to be paid by September 2011.

Quarterly Investor Call

As previously announced, the Company will hold an earnings call for the quarter ended June 30, 2011 on Tuesday, August 16, 2011 at 3 p.m. Eastern time. To listen to the earnings call, dial (866) 261-7280.

CNL Lifestyle Properties Announces Second Quarter Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands except per share data)

	June 30, 2011	December 31, 2010
ASSETS

Real estate investment properties, net (including $212,962 and $216,574 related to consolidated variable interest entities, respectively)	$1,983,891	$2,025,522
Cash	342,943	200,517
Investments in unconsolidated entities	271,862	140,372
Mortgages and other notes receivable, net	126,667	116,427
Deferred rent and lease incentives	88,616	80,948
Other assets	59,855	49,719
Restricted cash	25,579	19,912
Intangibles, net	25,159	25,929
Accounts and other receivables, net	15,788	14,580

Total Assets	$2,940,360	$2,673,926

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $61,622 and $86,408 non-recourse debt of consolidated variable interest entities, respectively)	$435,943	$603,144
Unsecured senior notes, net of discount	397,063	—
Line of credit	—	58,000
Other liabilities	63,294	35,555
Accounts payable and accrued expenses	31,172	24,433
Security deposits	15,287	16,140
Due to affiliates	1,517	5,614

Total Liabilities	944,276	742,886

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share
200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share
120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 324,432 and 301,299 shares issued and 306,294 and 284,687 shares outstanding as of June 30, 2011 and December 31, 2010, respectively	3,063	2,847
Capital in excess of par value	2,717,016	2,523,405
Accumulated deficit	(40,126)	(3,763)
Accumulated distributions	(678,282)	(585,812)
Accumulated other comprehensive loss	(5,587)	(5,637)

	1,996,084	1,931,040

Total Liabilities and Stockholders’ Equity	$2,940,360	$2,673,926

CNL Lifestyle Properties Announces Second Quarter Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Rental income from operating leases	$41,305	$52,275	$89,679	$106,664
Property operating revenues	61,882	15,663	93,459	41,417
Interest income on mortgages and other notes receivable	3,310	3,527	6,520	7,050

Total revenues	106,497	71,465	189,658	155,131

Expenses:
Property operating expenses	57,386	16,547	95,166	37,359
Asset management fees to advisor	7,813	6,702	15,311	13,189
General and administrative	3,792	3,680	7,009	6,773
Ground lease and permit fees	3,376	3,386	6,372	6,294
Acquisition fees and costs	1,985	3,126	6,911	5,951
Other operating expenses	2,887	873	4,639	2,045
Depreciation and amortization	30,445	32,035	60,699	63,191

Total expenses	107,684	66,349	196,107	134,802

Operating income (loss)	(1,187)	5,116	(6,449)	20,329

Other income (expense):
Interest and other income (expense)	(892)	(168)	(917)	142
Interest expense and loan cost amortization	(15,815)	(12,005)	(27,292)	(23,916)
Equity in earnings (loss) of unconsolidated entities	2,161	2,525	(1,705)	5,702

Total other expense	(14,546)	(9,648)	(29,914)	(18,072)

Net income (loss)	$(15,733)	$(4,532)	$(36,363)	$2,257

Earnings (loss) per share of common stock (basic and diluted)	$(0.05)	$(0.02)	$(0.12)	$0.01

Weighted average number of shares of common stock outstanding (basic and diluted)	304,595	257,727	297,376	254,048

CNL Lifestyle Properties Announces Second Quarter Results

Funds from Operations and Modified Funds from Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$(15,733)	$(4,532)	$(36,363)	$2,257
Adjustments:
Depreciation and amortization	30,445	32,035	60,699	63,191
Net effect of FFO adjustment from unconsolidated entities (1)	5,027	2,775	10,785	5,685

Total funds from operations	19,739	30,278	35,121	71,133

Acquisition fees and expenses	1,985	3,126	6,911	5,951
Straight-line adjustments for leases and notes receivable	(6,922)	(7,232)	(11,515)	(13,625)
Amortization of above/below market intangible assets and liabilities	—	166	2	378
Loss from early extinguishment of debt	1,453	—	1,453	—
Impairments of lease related investments	468	—	686	—
Accretion of discounts/amortization of premiums for debt investments	213	511	429	963
MFFO adjustment from unconsolidated entities
Acquisition fees and expenses	—	—	3,251	—
Straight-line rents	29	(126)	(15)	(250)
Loss on extinguishment of debt	—	—	2,869	—
Amortization of above/below market intangible assets and liabilities	—	(19)	(37)	(38)

Modified funds from operations	$16,965	$26,704	$39,155	$65,512

Weighted average number of shares of common stock outstanding (basic and diluted)	304,595	257,727	297,376	254,048

FFO per share (basic and diluted)	$0.06	$0.12	$0.12	$0.28

MFFO per share (basic and diluted)	$0.06	$0.10	$0.13	$0.25

FOOTNOTE:

(1)	This amount represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method.

Total FFO and FFO per share was approximately $19.7 million and $35.1 million or $0.06 and $0.12 for the quarter and six months ended June 30, 2011, respectively. Comparably, FFO and FFO per share was approximately $30.3 million and $71.1 million or $0.12 and $0.28 for the quarter and six months ended June 30, 2010, respectively. The decrease in FFO and FFO per share is attributable principally to the replacement of rent revenues of approximately $20.4 million for the six months ended June 30, 2010 with property net operating losses of approximately $7.9 million for the six months ended June 30, 2011 as a result of the transition of 17 attraction properties and one additional lifestyle property from lease structures to managed structures during their off-season, representing a period over period change of approximately $28.3 million. The Company anticipates that FFO will substantially improve in the third quarter of 2011 when these properties experience their seasonally busy period. Additionally, we recorded a lower amount of equity in earnings from our unconsolidated entities as a result of approximately $6.1 million representing our share of the initial transaction costs incurred upon the formation of the Sunrise Venture in 2011. FFO on a period over period basis was also negatively impacted by an increase in interest expense of approximately $3.4 million as a result of the issuance of our unsecured senior notes.

CNL Lifestyle Properties Announces Second Quarter Results

Total MFFO and MFFO per share was approximately $17.0 million and $39.2 million or $0.06 and $0.13 for the quarter and six months ended June 30, 2011, respectively. Comparatively, MFFO and MFFO per share was approximately $26.7 million and $64.5 million or $0.10 and $0.25 for the quarter and six months ended June 30, 2010, respectively. The change was primarily attributable to the replacement of cash rental receipts of approximately $17.6 million for the six months ended June 30, 2010 with property net operating losses of approximately $7.9 million for the six months ended June 30, 2011 as a result of the transition of 17 attraction properties and one additional lifestyle property from lease structures to managed structures during their off-season. This represents a period over period total change of approximately $25.5 million. The Company anticipates that MFFO will substantially improve in the third quarter when these properties experience their seasonally busy period. MFFO on a period over period basis was also negatively impacted by an increase in interest expense of approximately $3.4 million as a result of the issuance of the unsecured senior notes.

Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) interest expense, net, and loan cost amortization and (ii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement.

CNL Lifestyle Properties Announces Second Quarter Results

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net income (loss)	$(15,733)	$(4,532)	$(36,363)	$2,257
Interest and other (income) expense	892	168	917	(142)
Interest expense and loan cost amortization	15,815	12,005	27,292	23,916
Equity in (earnings) loss of unconsolidated entities	(2,161)	(2,525)	1,705	(5,702)
Depreciation and amortization	30,445	32,035	60,699	63,191
Straightline rent adjustments	(6,625)	(6,940)	(10,922)	(13,042)
Cash distributions from unconsolidated entities	6,219	3,227	9,848	6,066

Adjusted EBITDA	$28,852	$33,438	$53,176	$76,544

As consistent with the period over period decline in MFFO, Adjusted EBITDA declined from approximately $76.0 million for the six months ended June 30, 2010 to $52.6 million for the six months ended June 30, 2011, primarily as a result of the replacement of cash received from rents with seasonal net operating losses for the 17 attraction properties that converted from leased structures to managed structures during their off-season.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 155 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Lifestyle Properties’ future financial position, business strategy, projected levels of growth, projected success of its tenants, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Lifestyle Properties’ management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company markets, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the effect of reduced consumer spending, our tenants’ abilities to attract a significant number of guests from their target markets, the company’s abilities to manage growth, potential accidents or injuries at properties, the possibility of future regulatory changes or intervention, our tenants’ abilities to achieve or sustain profitability, downturns in their industry segments and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Lifestyle Properties or persons acting on its behalf are qualified in their entirety by these cautionary statements.

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